Exhibit 21.1

ADDvantage Technologies Group, Inc.

Subsidiaries

ADDvantage Acquisition Corporation, an Oklahoma corporation

Tulsat LLC, an Oklahoma limited liability company

Tulsat–Arizona LLC, an Oklahoma limited liability company

Tulsat–Atlanta LLC, an Oklahoma limited liability company

ADDvantage Technologies Group of Nebraska, Inc. (dba “Tulsat–Nebraska”), a Nebraska corporation

ADDvantage Technologies Group of Texas (dba “Tulsat–Texas”), a Texas corporation

ADDvantage Technologies Group of Missouri, Inc. (dba “ComTech Services”), a Missouri corporation

NCS Industries, Inc., a Pennsylvania corporation

Nave Communications Company, a Maryland corporation, a subsidiary of ADDvantage Acquisition Corporation